UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 4, 2008

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Connecticut	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of principal executive offices)	(Zip code)

(860) 862-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On February 4, 2008, the Mohegan Tribal Gaming Authority (the “Authority”) executed an Employment Agreement Amendment (the “Amendment”) with Leo M. Chupaska, Chief Financial Officer of the Authority, pursuant to which certain terms of Mr. Chupaska’s Employment Agreement (the “Agreement”), dated July 13, 2006, were amended. Under the terms of the Agreement, as amended, (the “Amended Agreement”), Mr. Chupaska shall continue to serve as Chief Financial Officer of the Authority, while relinquishing his responsibilities as Chief Financial Officer of Mohegan Sun. The Amended Agreement also provides that Mr. Chupaska may not, without prior written consent, compete with the Authority in specified states in the northeastern United States during the term of his employment and for a one-year period following termination of employment. Also, during this period, Mr. Chupaska may not hire or solicit other employees of the Authority or encourage any such employees to leave employment with the Authority. The terms of the Amendment also extend Mr. Chupaska’s Agreement through and including December 31, 2010. In all other respects the Agreement shall be and remain in full force and effect. The terms of the Amendment commence on February 4, 2008.

A copy of Mr. Chupaska’s Amendment is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is furnished as part of this report:

10.1	Employment Agreement Amendment, executed February 4, 2008, by and between the Mohegan Tribal Gaming Authority and Leo M. Chupaska.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: February 8, 2008	By:	/s/ Bruce S. Bozsum
Bruce S. Bozsum
Chairman, Management Board